EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Nicole Davis
Corporate and Investor Relations Officer
717.803.8895
IR@LINKBANCORP.COM

LINKBANCORP, Inc. and Partners Bancorp Complete Transformational Combination
December 1, 2023 – CAMP HILL, PA – Andrew Samuel, Chief Executive Officer of LINKBANCORP, Inc. ("LINK") (NASDAQ: LNKB), parent company of LINKBANK, announced today the completion of the merger of Partners Bancorp ("Partners") (NASDAQ: PTRS) with and into LINK, and the merger of The Bank of Delmarva and Virginia Partners Bank with and into LINKBANK, effective November 30, 2023.
“We are delighted with the closing of this transformational combination that establishes LINKBANK as a premier Mid Atlantic community bank franchise,” said Samuel.  “We look forward to moving forward united with an experienced and respected board, leadership team, and employees highly focused on building sustained value for our key stakeholders.”
Newly-established LINKBANK regions comprised of legacy markets of Partners’ bank subsidiaries are being led by in-market leadership familiar to customers of The Bank of Delmarva and Virginia Partners Bank, including the following:  John W. Breda, Market CEO, Delmarva Region; Adam Nalls, Market CEO, Northern Virginia;  David Talebian, Market President, Northern Virginia; Wallace King, Regional President, Fredericksburg Region;  J.D. Zachry, Regional President, Central Region; and Carl Cottingham, Regional President, Delmarva Region.  LINKBANK’s existing Delaware Valley Region will continue to be led by Drew Smith, Regional President, with the addition of John Herring as a Regional President for New Jersey.  Additionally, in connection with the closing of the merger, ten former Partners directors have been appointed to the LINK Board of Directors, including Partners’ current Chairman, Jeffrey Turner, who has been appointed Vice Chair of the LINK board.
“We are excited to join the LINKBANK team and work together to benefit all of our stakeholders,” said Breda.  “The increased scale and resources resulting from this combination will enable us to provide customers with a robust suite of products and customer service capabilities, that will continue to be delivered through a regional, relationship-based community banking model.”
Following the merger the combined company has total assets of approximately $2.8 billion, deposits of approximately $2.3 billion and loans of approximately $2.2 billion, serving individuals, families, nonprofits and business clients in Central and Southeastern Pennsylvania, Maryland, Delaware, Virginia, and Southern New Jersey through 31 client solution centers operating under the LINKBANK brand and online at www.linkbank.com.
About LINKBANCORP, Inc.
LINKBANCORP, Inc. was formed in 2018 with a mission to positively impact lives through community banking. Its subsidiary bank, LINKBANK, is a Pennsylvania state-chartered bank serving individuals, families, nonprofits and business clients throughout Pennsylvania, Maryland, Delaware, Virginia, and New Jersey through 31 client solutions centers and www.linkbank.com. LINKBANCORP, Inc. common stock is traded on the Nasdaq Capital Market under the symbol "LNKB". For further company information, visit ir.linkbancorp.com.

LINKBANCORP, Inc. Contact
Nicole Davis Corporate and Investor Relations Officer 717-803-8895 ndavis@LINKBANK.com

FORWARD-LOOKING STATEMENTS

This communication includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the beliefs, goals, intentions, and expectations of LINK and Partners regarding the transaction and other statements that are not historical facts.

Forward‐looking statements are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “will,” “should,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward‐looking statements speak only as of the date they are made; LINK does not assume any duty, and does not undertake, to update such forward‐looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise. Furthermore, because forward‐looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those indicated in or implied by such forward-looking statements as a result of a variety of factors, many of which are beyond the control of LINK. Such statements are based upon the current beliefs and expectations of the management of LINK and are subject to significant risks and uncertainties outside of the control of LINK. Caution should be exercised against placing undue reliance on forward-looking statements. The factors that could cause actual results to differ materially include the following: the possibility that the anticipated benefits of the transaction will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where LINK and Partners do business; the possibility that the transaction may be more expensive than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected timeframes or at all and to successfully integrate Partners’ operations and those of LINK; such integration may be more difficult, time-consuming or costly than expected; revenues following the transaction may be lower than expected; LINK’s success in executing its business plans and strategies and managing the risks involved in the foregoing; the dilution caused by LINK’s issuance of additional shares of its capital stock in connection with the transaction; effects of the completion of the transaction on the ability of LINK to retain customers and retain and hire key personnel and maintain relationships with its suppliers, and on its operating results and businesses generally; and risks related to the potential impact of general economic, political and market factors on LINK and other factors that may affect future results of LINK; and the other factors discussed in the “Risk Factors” section of each of LINK’s and Partners’ Annual Report on Form 10‐K for the year ended December 31, 2022, in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of each of LINK’s and Partners’ Quarterly Report on Form 10‐Q for the quarter ended September 30, 2023, and other reports LINK and Partners file or filed with the U.S. Securities and Exchange Commission.